  EXHIBIT 99.3

Nixxy Announces $10 Million Share Repurchase Program

NEW YORK, NY / ACCESS Newswire / February 26, 2025 / Nixxy, Inc. (NASDAQ:NIXX), the "Company" or "Nixxy", today announced that its Board of Directors has authorized the repurchase of up to $10 million of its outstanding common stock (the "Repurchase Program"). The Repurchase Program aligns with the Company's strategy to optimize capital deployment and support its long-term growth objectives.

The Repurchase Program is planned to be initiated within the next thirty days and is expected to continue for approximately 180 days. Purchases will be funded through existing cash balances, retained and future earnings, and potential strategic investments.

"The Board has approved this repurchase program as part of our broader approach to capital allocation," said Miles Jennings, Interim Chief Executive Officer of the Company. "We believe this provides additional flexibility as we continue to execute on our strategic priorities."

About Nixxy, Inc.

Nixxy, Inc. (NASDAQ:NIXX) is committed to transforming traditional markets through cutting-edge technology and data-driven insights. By acquiring cornerstone businesses in established industries and evolving their operations with innovation, Nixxy unlocks new potential and creates opportunities for transformative growth. The company focuses on sectors poised for digital innovation, leveraging data and technology to disrupt conventional business models and drive progress.

Contact Information

Investor Relations

Nixxy

IR@nixxy.com

https://www.nixxy.com

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Forward-Looking Statements Disclaimer

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including those regarding our business strategy, future operations, prospects, potential usage and revenues under the described agreement, acquisition plans, financial condition, and market opportunities, are forward-looking statements. Words such as "anticipates," "believes," "expects," "intends," "plans," "projects," "potential," "will," and similar expressions are intended to identify forward-looking statements. These statements are based on our current expectations and beliefs and are subject to various risks, uncertainties, and assumptions, including those related to actual usage under the agreement, market conditions, regulatory approvals, competition, and our ability to successfully implement AI-enhanced services. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. We caution readers not to place undue reliance on any forward-looking statements. Except as required by law, we disclaim any obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

No Offer or Solicitation Disclaimer

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SOURCE: Nixxy, Inc.

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